AGREEMENT

This Agreement (this “Agreement”) is made as of February 14, 2017, by and between MFP Partners, L.P., a Delaware limited partnership ("Buyer"), and DS Fund I LLC, a Florida limited liability company ("Seller").  Buyer and Seller are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”
Buyer has agreed to purchase from Trinity Place Holdings Inc., a Delaware corporation (the “Company”), certain shares of the Common Stock of the Company (the “Common Stock”) (the “Primary Transaction”). Concurrently with the Primary Transaction, Buyer desires to purchase 136,449 shares of the Common Stock held by Seller (the “Shares”) (the “Secondary Transaction”).
In consideration of and upon the basis of the representations, warranties and agreements and subject to the terms and conditions set forth in this Agreement, the Parties agree as follows:
1.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells to Buyer, all of the Shares for an aggregate purchase price of $1,023,367.50 US (the “Purchase Price”). The Purchase Price is owing as of the date hereof, but shall be payable upon written (including by e-mail) confirmation from American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) that the transfer of the Shares has been affected. As soon as practicable upon receipt of such confirmation, and in any event no later than the next business day, Buyer shall pay to Seller the Purchase Price by wire transfer of immediately available funds to an account at Jeffries LLC designated in writing in advance by Seller.
2.          Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer on the date hereof, as follows:
(a)          Seller is authorized to consummate the Secondary Transaction;
(b)          Seller is authorized to enter into this Agreement; and
(c)          upon completion of the Secondary Transaction, Buyer will receive good and marketable title to the Shares (subject only to the restrictions disclosed in Section 3(i) below), free and clear of any encumbrance, lien, claim, charge, security interest or other interests.
(d)          neither Seller, its affiliates nor anyone acting on its behalf has offered or sold the Shares by means of any form of general advertising or general solicitation within the meaning of Rule 502(c) under the Securities Act of 1933, as amended;
(e)          Seller acquired the Shares without a view to any public resale, subsequent distribution or other distribution thereof in violation of the Securities Act;
(f)          Neither Seller, its affiliates nor anyone acting on its behalf is a party to any contract, agreement or understanding with any person that would give rise to any brokerage commission or finder’s fee in connection with the sale of the Shares to Buyer or consummation of the Secondary Transaction.
(g)          Seller has received and carefully reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the Secondary Transaction;
(h)          Seller has evaluated the merits and risks of the Secondary Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Seller has made its own decision concerning the Secondary Transaction without reliance on any representation or warranty of, or advice from, Buyer.
(i)          Neither Buyer nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Seller with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(j)          Seller acknowledges and understands that (i) Buyer possesses material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, (x) information received by principals and employees of Buyer in their capacities as director, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the "Buyer Information"), and that Buyer is unable to disclose the Buyer Information to Seller. Seller understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Seller and Buyer. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the Secondary Transaction.
(k)          Seller agrees that none of Buyer, its affiliates, principals, members, employees and agents shall have any liability to Seller, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with Buyer's non-disclosure of the Information, and Seller hereby irrevocably waives any claim that it might have based on the failure of Buyer to disclose the Information.
(l)          Seller acknowledges that (i) Buyer is relying on Seller's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Secondary Transaction; and (ii) without such representations, warranties and agreements, Buyer would not enter into this Agreement or engage in the Secondary Transaction.

3.          Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller on the date hereof, as follows:
(a)          Buyer is authorized to consummate the Secondary Transaction;
(b)          Buyer is authorized to enter into this Agreement;
(c)          Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Secondary Transaction, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the Secondary Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;
(d)          Buyer has received and carefully reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the Secondary Transaction;
(e)          Buyer has evaluated the merits and risks of the Secondary Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the Secondary Transaction without reliance on any representation or warranty of, or advice from, Seller.
(f)          Neither Seller nor any of its affiliates, members, employees and agents (i) has been requested to or has provided Buyer with any information or advice with respect to the Shares nor is such information or advice necessary or desired, or (ii) has made or makes any representation as to the Company.
(g)          Buyer acknowledges and understands that (i) Seller possesses material nonpublic information regarding the Company not known to Buyer that may impact the value of the Shares, including, without limitation, (x) information received by principals and employees of Seller in their capacities as director, significant stockholders and/or affiliates of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information received on a privileged basis from the attorneys and financial advisers representing the Company and its Board of Directors (collectively, the "Information"), and that Seller is unable to disclose the Information to Buyer. Buyer understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Seller and Buyer. Notwithstanding such disparity, Buyer has deemed it appropriate to enter into this Agreement and to consummate the Secondary Transaction.
(h)          Buyer agrees that none of Seller, its affiliates, principals, members, employees and agents shall have any liability to Buyer, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with Seller's non-disclosure of the Information, and Buyer hereby irrevocably waives any claim that it might have based on the failure of Seller to disclose the Information.
(i)          Buyer is an accredited investor, as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  Buyer is making this investment for its own account and not for the account of others and is not buying the Shares with the present intention of reselling them.  Buyer understands and agrees that (i) the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to it in transactions exempt from the registration requirements of the Securities Act and applicable state laws, (ii) the Shares are subject to the restrictions and may not be offered or resold except pursuant to an effective registration statement under the Securities Act and applicable state securities laws or pursuant to an applicable exemption from registration.
(j)          Buyer acknowledges that (i) Seller is relying on Buyer's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the Secondary Transaction; and (ii) without such representations, warranties and agreements, Seller would not enter into this Agreement or engage in the Secondary Transaction.
4.          Miscellaneous. This Agreement (i) shall constitute the binding agreement of the Parties with respect to the subject matter hereof; (ii) shall constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement; (iii) may be executed in counterparts, each of which shall be deemed an original, including by facsimile, e-mail or other means of electronic transmission of executed counterparts, which together shall constitute one and the same agreement; (iv) all costs and expenses incurred in connection with this Agreement and the Secondary Transaction shall be paid by the Party incurring such costs and expenses; (v) each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Secondary Transaction; (vi) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction; (vii) this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party; (viii) no waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving; (ix) neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; and (x) this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Time shall be of the essence in this Agreement.
5.          Indemnification.  Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other party, its affiliates and their respective officers, directors, members,

managers, partners, employees, agents, advisors and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities, amounts paid in settlement and reasonable expenses, incurred by such Indemnified Person arising out of the breach by the Indemnifying Party of its respective representations, warranties and covenants in this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.
Buyer:	MFP Partners, L.P.
	By:	/s/ Timothy E. Ladin
	Its:	General Counsel

Seller:	DS Fund I LLC
	By:	/s/ Marina Shevyrtalova
	Its:	Portfolio Manager